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                                                                    EXHIBIT 10.1


                          EXECUTIVE SEVERANCE AGREEMENT


         AGREEMENT between Yellow Corporation, a Delaware corporation ("Yellow") and Steve Yamasaki (the "Executive"),

         WITNESSETH:

         WHEREAS, the Compensation Committee of the Board of Directors (the "Board") of Yellow has recommended, and the Board has approved, Yellow entering into severance agreements with key executives of Yellow and its Subsidiaries (hereinafter sometimes collectively referred to as the "Corporation"; and

         WHEREAS, the Executive is a key executive of Yellow or one of its subsidiaries and has been selected by the Board as a key executive; and

         WHEREAS, should Yellow receive any proposal from a third person concerning a possible Business Combination with, or acquisition of equity securities of, Yellow, the Board believes it important that the Corporation and the Board be able to rely upon the Executive to continue in his position, and that Yellow have the benefit of the Executive performing his duties without his being distracted by the personal uncertainties and risks created by such a proposal;

         NOW, THEREFORE, the parties agree as follows:

         1.       Definitions.

         (a) "Business Combination" means any transaction which is referred to in any one or more of clauses (a) through (e) of Section 1 of Subparagraph A of Article Seventh of the Certificate of Incorporation of Yellow Corporation.

         (b) "Cause" means conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction, which is no longer subject to direct appeal, that the Executive is mentally incompetent or that he is liable for willful misconduct in the performance of his duty to the Corporation which is demonstrably and materially injurious to the Corporation.

         (c) "Change of Control," for the purposes of this Agreement, shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of the Corporation after the date hereof and as a result thereof becomes the beneficial owner of shares of the Corporation having 20% or more of the total number of votes that may be cast for election of directors of Yellow; or
                  (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of Yellow or any successor to Yellow.

         (d) "Continuing Director" means a director of Yellow who meets the definition of Continuing Director contained in Section 7 of Subparagraph C of Article Seventh of the Certificate of Incorporation of Yellow Corporation.

         (e)      "Corporation" means Yellow Corporation and its subsidiaries.

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         (f)      "Normal Retirement Age" means the last day of the calendar month in which the Executive's 65th birthday occurs.

         (g) "Permanent Disability" means a physical or mental condition which permanently renders the Executive incapable of exercising the duties and responsibilities of the position he held immediately prior to any Change of Control.

         (h) "Subsidiary" means any domestic or foreign corporation, a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by Yellow or by other Subsidiaries.

         2. Services During Certain Events. In the event a third person begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps seeking to effect a Change of Control (as herein defined), the Executive agrees that he will not voluntarily leave the employ of the Corporation without the consent of the Corporation, and will render the services contemplated in the recitals to this Agreement, until the third person has abandoned or terminated his or its efforts to effect a Change of Control or until 90 days after a Change of Control has occurred. In the event the Executive fails to comply with the provisions of this paragraph, the Corporation will suffer damages which are difficult, if not impossible, to ascertain. Accordingly, should the Executive fail to comply with the provisions of this paragraph, the Corporation shall retain the amounts which would otherwise be payable to the Executive hereunder as fixed, agreed and liquidated damages but shall have no other recourse against the Executive.

         3. Termination After Change of Control. "Termination" shall include (a) termination by the Corporation of the employment of the Executive with the Corporation within two years after a Change of Control for any reason other than death, Permanent Disability, retirement at or after his Normal Retirement Age, or Cause or (b) resignation of the Executive after the occurrence of any of the following events within two years after a Change of Control of Yellow:

         a) An adverse change of the Executive's title or a reduction or adverse change in the nature or scope of the Executive's authority or duties from those being exercised and performed by the Executive immediately prior to the Change of Control.

         b) A transfer of the Executive to a location which is more than 35 miles away from the location where the Executive was employed immediately prior to the Change of Control.

         c) Any reduction in the rate of the Executive's annual salary below his rate of annual salary immediately prior to the Change of Control.

         d) Any reduction in the level of the Executive's fringe benefits or bonus below a level consistent with the Corporation's practice prior to the Change of Control.

         4. Termination of Payments. In the event of a Termination, as defined in Paragraph 3, Yellow shall provide to the Executive the following benefits:

         a) Yellow shall pay to the Executive on or before the Executive's last day of employment with the Corporation, as additional compensation for services
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                  rendered to the Corporation, a lump sum cash amount (subject to the minimum applicable federal, state or local lump sum withholding requirements, if any, unless the Executive requests that a greater amount be withheld) equal to two times the highest base salary and bonuses paid or payable to the Executive by the Corporation with respect to any 12 consecutive month period during the three years ending with the date of the Executive's Termination. In the event there are fewer than 120 whole or partial months remaining from the date of the Executive's Termination to his Normal Retirement Age, the Executive shall be paid three times such highest base salary and bonuses.

         b) During the "Applicable Period" (as hereinafter defined), following the Executive's Termination, the Executive shall be deemed to remain an employee of the Corporation for purposes of the applicable medical, life insurance and long-term disability plans and programs covering key executives of the Corporation and shall be entitled to receive the benefits available to key executives thereunder, provided, however, that in the event the Executive's participation in any such employee benefit plan or program is barred, the Corporation shall arrange to provide the Executive with substantially similar benefits. For purposes of this Agreement, the "Applicable Period" shall mean (i) if there are fewer than 120 whole or partial months remaining from the date of the Executive's Termination to his Normal Retirement Date, three years, or (ii) if subclause (i) above is not applicable, two years.

         c) The Executive shall be entitled to the Gross-Up Payment, if any, described in Paragraph 6.

         5. Stock-Out of Options. In the event of a Change of Control, the Executive shall receive in exchange for his non-qualified stock options and incentive stock options granted by the Corporation which are outstanding on the date of the Change of Control, common stock of Yellow (or, if Yellow or its successor becomes a subsidiary of another company, common stock of such other company) having a fair market value equal to the fair market value of such stock options on the effective date of the Change of Control (such value to be determined by an independent accounting firm retained by Yellow using a Black-Scholes based pricing formula without giving consideration to the lack of transferability and the risk of forfeiture). Such options shall thereupon terminate. For as long as this Agreement shall be in effect, the provisions of this Paragraph 5 shall be deemed to have amended the terms of any and all existing option agreements between the Executive and the Corporation except any option agreements representing incentive stock options outstanding on the date of this Agreement.
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         6.       Additional Payments by Yellow.

         a) Gross-Up Payment. In the event it shall be determined that any payment or benefit of any type by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (determined without regard to any additional payments required under this Paragraph 6) (the "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Payment of the Gross-Up Payment shall be made promptly following the determination by the Accounting Firm as described in subparagraph (b) of this Paragraph 6 or in accordance with subparagraph (c) of this Paragraph 6.

         b) Determination by Accountant. All determinations required to be made under this Paragraph 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an independent accounting firm retained by Yellow (the "Accounting Firm"), which shall provide detailed supporting calculations both to Yellow and the Executive within 15 business days of the date of Termination, if applicable, or such earlier time as is requested by Yellow. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon Yellow and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Yellow should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that Yellow exhausts its remedies pursuant to subparagraph (c) of this Paragraph 6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Yellow to or for the benefit of the Executive. Yellow shall promptly pay all expenses of the Accounting Firm pursuant to this Paragraph 6.

         c) Notification Required. The Executive shall notify Yellow in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Yellow of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise Yellow of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to Yellow (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Yellow notifies the
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                  Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give Yellow any information reasonably requested by Yellow relating to such claim,

                           (ii)     take such action in connection with
                                    contesting such claim as Yellow shall
                                    reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Yellow,

                           (iii) cooperate with Yellow in good faith in order to effectively contest such claim,

                           (iv)     permit Yellow to participate in any
                                    proceedings relating to such claim,
                                    provided, however, that Yellow shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (c), Yellow shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Yellow shall determine; provided, however, that if Yellow directs the Executive to pay such claim and sue for a refund, Yellow shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Yellow's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         d) Repayment. If, after the receipt by the Executive of an amount paid or advanced by Yellow pursuant to this Paragraph 6, the Executive becomes
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                  entitled to receive any refund with respect to such claim, the
                  Executive shall (subject to Yellow's complying with the requirements of this Paragraph 6), promptly pay to Yellow the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid or advanced by Yellow pursuant to this Paragraph 6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Yellow does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such payment or advance shall be forgiven and shall not be required to be repaid and the amount of such payment or advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         7.       General.

         a) Arbitration. Any dispute between the parties hereto arising out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by arbitration in Overland Park, Kansas, in accordance with the rules then in effect of the American Arbitration Association ("AAA"). Arbitration shall be the exclusive remedy for any such dispute except only as to failure to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                  The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike on arbitrator from the list, the Corporation having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within 30 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available.

         b) Indemnification. If arbitration occurs as provided for herein and the Executive is awarded more than the Corporation has asserted is due him or otherwise substantially prevails therein, the Corporation shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such arbitration and hereby agrees to pay interest on any money award obtained by the Executive from the date payment should have been made until the date payment is made, calculated at the prime interest rate of NationsBank, N.A., Kansas City, Missouri, in effect from time to time from the date that payment(s) to him should have been made under this Agreement. If the Executive enforces the arbitration award in court, the Corporation shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such enforcement.

         c) Payment Obligations Absolute. Yellow's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else, except as provided in paragraph 2 hereof. All amounts payable by Yellow hereunder shall be paid
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                  without notice or demand. Each and every payment made
                  hereunder by Yellow shall be final and Yellow will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event affect any reduction of Yellow's obligations to make the payments required to be made under this Agreement.

         d) Continuing Obligations. The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its respective businesses until such information is publicly disclosed.

         e) Successors. This Agreement shall be binding upon and insure to the benefit of the Executive and his estate and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

         f) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         g) Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

         h) Termination. This Agreement shall terminate if a majority of the Continuing Directors determines that the Executive is no longer a key executive and so notifies the Executive; except that such determination shall not be made, and if made shall have no effect, (i) within two years after the Change of Control in question or (ii) during any period of time when Yellow has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of a majority of the Continuing Directors the third person has abandoned or terminated his efforts to effect a Change of Control. Any decision by a majority of the Continuing Directors that the third person has abandoned or terminated his efforts to effect a Change of Control shall be conclusive and binding on the Executive.
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         IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of July, 2003.


         EXECUTIVE:                      YELLOW CORPORATION



           /s/ Steve Yamasaki            by: /s/Daniel J. Churay
         -----------------------            -----------------------------------
                                         Daniel J. Churay
                                         Senior Vice President, General Counsel
                                                  And Secretary

                                         ATTEST:



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